UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 12, 2008
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in Part I, Item 1 of the VoIP, Inc. (the “Company”) Form 10-Q for the quarter ended September 30, 2007, the Company as of September 30, 2007 owed the sum of $1,905,000 MCI WorldCom Network Services, Inc. d/b/a UUNET (now Verizon Business Network Services, Inc.) ("MCI") under the terms of a settlement agreement (the “Settlement Agreement”) executed by the parties on May 17, 2007. The terms of the Settlement Agreement include the following provisions:

1.	Beginning May 2007, two of the Company’s wholly-owned subsidiaries will pay a total of $2.2 million (the “Payments”) to MCI in monthly installments through November, 2009;

2.	The Company issued a guarantee of Payments under the Settlement Agreement, secured by all of the Company's assets; and

3.
The Company is contingently liable to MCI for $8.0 million (less amounts paid by the Company under #1 above), in the event of their default under the Settlement Agreement that is not cured pursuant to its terms.

The Company failed to make a payment due February 1, 2008 under the Settlement Agreement, and was declared in default by MCI as of February 12, 2008, and while settlement discussions have been initiated, which may result in a waiver of the default, the default has not been cured. Under the Settlement Agreement, MCI may seek to exercise default remedies provided by the Settlement Agreement, which may include seeking to enforce and collect the $8 million contingent liability referred to in item #3 above, less $630,000 paid by the Company to date under the Settlement Agreement, and initiating related foreclosure proceedings based on MCI's security interest in all of the Company's assets. Such actions if pursued by MCI and permitted by the Agreement would have a material and negative impact on the Company's financial condition, and would impair the Company’s ability to continue its business.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.
Date: February 22, 2008
	By:	/s/ Anthony Cataldo
Anthony Cataldo
Chief Executive Officer